EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANT'S CONSENT

The Board of Directors
Anaren Microwave, Inc.

      We consent to incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 of Anaren Microwave, Inc. of our report dated August 1, 2001, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of June 30, 2001 and June 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K/A of Anaren Microwave, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                                     /s/ KPMG LLP

Syracuse, New York
December 4, 2001